(As amended 9/17/97)

                                     BY-LAWS


                    Aetna Life Insurance and Annuity Company
                         Hartford           Connecticut

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                                    ARTICLE I

                                     OFFICES

Section 1. The principal office of the Company shall be in the City of Hartford, County of Hartford, State of Connecticut.

Section 2. The Company may also have offices at such other places, both within and without the State of Connecticut, as the Board of Directors may from time to time determine or the business of the Company may require. Such additional offices within or without the State of Connecticut may include one or more regional home offices and, with the approval of the Commissioner of Insurance of Connecticut, an operational home office.

                                   ARTICLE II
                             STOCKHOLDERS' MEETINGS

Section 1. The Annual Meeting of the Stockholders of the Company shall be held at the principal office of the Company or such other place within the State of Connecticut as may be fixed from time to time by the Board of Directors. The Annual Meeting shall be held in each year on such day in March or April and at such hour as the Board of Directors may prescribe.

Section 2. Special meetings of the stockholders may be called by the Board of Directors, a designated committee of the Board of Directors, or by the President and shall be held at such time and at such place as shall be specified in such call.

Section 3. Written notice of each stockholders' meeting stating the place, date and hour of the meeting and (in the case of a special meeting) the purpose or purposes for which the meeting is called shall be given by or at the direction of the Board, the President, the Secretary or any designated committee of the Board of Directors not less than five (5) days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Section 4. The quorum for each meeting of stockholders shall consist of 25% of the voting power of shares entitled to vote at such meeting.

Section 5. Persons entitled to vote at any stockholders' meeting may vote in person or by proxy executed in writing by the stockholder or his duly authorized attorney-in-fact and filed with the Secretary of the Company not less than


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twenty-four (24) hours prior to the meeting.

                                   ARTICLE III
                                    DIRECTORS

Section 1. The Board of Directors shall consist of not less than three and not more than twenty-one Directors, and the number of directorships at any time within such minimum and maximum range shall be the number fixed by vote of the Stockholders or Directors or, in the absence thereof, shall be the number of Directors elected at the preceding Annual Meeting of Stockholders.

Section 2. Vacancies in the Board of Directors shall be filled for the unexpired term by majority vote of the remaining Directors, and each person so elected shall be a Director until his successor is elected by the stockholders at the next Annual Meeting of Stockholders or at any special meeting of stockholders called for that purpose and held prior to that Annual Meeting.

Section 3. Regular meetings of the Board shall be held at such place and on such day and hour at such periodic intervals as the Board may from time to time designate. Notice of such regular meetings need not be given, but the Secretary shall notify each Director by mail of the action of the Board designating or changing the place, period, day, or hour of such regular meetings.

Section 4. Special meetings of the Board shall be held at the call of the President, the Secretary, or not less than one-third of the Directors then in office.

Section 5. The Board of Directors of the Company may hold meetings, both regular and special, either within or without the State of Connecticut.

Section 6. A quorum shall consist of a majority of the Directors at the time in office, but not less than two Directors nor less than one-third of the number of Directors provided for by Article II, Section 1.

Section 7. The Board shall fix the compensation of each Director and of each member of a committee appointed by the Board pursuant to Article IV.

                                   ARTICLE IV
                             COMMITTEES OF THE BOARD

Section 1. The Board of Directors may appoint, by resolution passed by a majority of the whole Board, two (2) or more Directors to constitute an Executive Committee, which Committee, to the extent provided in such resolution, shall have and exercise all the powers of the Board when it is not in session, except as otherwise required by law.

Section 2. The Board may also appoint two (2) or more Directors, by resolution passed by a majority of the whole Board, to constitute other outstanding committees and one (1) or more temporary committees, investing such committees with such powers and subjecting them to such conditions as the Board may prescribe. The Board of Directors may also appoint an advisory committee to any committee or to the Board itself. The members of such advisory committee need not be members of the Board of Directors.


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Section 3. Each committee shall cause regular minutes of its meetings to be recorded in books kept for that purpose. All actions of each such committee shall be reported to the Board. The presence of a majority of the members of each such committee shall be necessary to constitute a quorum. Each committee created under this section shall meet at the call of its chairman, the President, the Secretary, or any member of the committee. The members of each such committee shall continue in office until their successors are chosen unless sooner discharged.

                                    ARTICLE V
                                    OFFICERS

Section 1. The officers of the Company shall include a President, chosen from the Directors, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be chosen by the Board of Directors. The compensation of such officers shall be fixed by the Board. In addition, the Board may appoint and fix the compensation of, and may authorize any officer or officers to appoint and to fix the compensation of, such additional officers as the Board or such authorized officer or officers deem necessary for the proper conduct of the business of the Company. Any two (2) or more offices may be held by the same person except that the President shall not also be the Secretary or the Assistant Secretary of the Company. Each officer shall hold his office for such term and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors or by any officer authorized by the Board to appoint such officer.

Section 2. The President shall be the chief executive officer of the Company, shall preside at all meetings of stockholders and the Board of Directors, shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have a vote as a member of the Board of Directors and shall be an ex officio member of all committees appointed by the Board (other than advisory committees). He shall have the general duties and powers of supervision and management usually vested in the office of President of a company. In the absence of the President, his duties shall be performed and his powers may be exercised by such other Director or officer as shall be designated by the Board or (failing such designation) by the Executive Committee.

Section 3. The Secretary shall keep a record of all meetings and acts of the Board and, except as may be otherwise provided herein or in the vote appointing a committee, of all committees appointed by the Board, and he shall act as the clerk and shall be the custodian of the records of all meetings of the stockholders. He shall have such other authority and responsibility and perform such other duties as may from time to time be delegated to him by the Board.

Section 4. The Treasurer, except as otherwise required by law, shall have charge and custody of and be responsible for all funds and securities of the Company; shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company; shall be responsible for


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receiving and giving receipts for monies paid to the Company from any source;
shall cause all monies and other valuable effects to be deposited in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors, and shall perform such other duties as the Board of Directors or the President may from time to time require.

Section 5. Each officer shall have such further authority and responsibility and shall perform such further duties as may from time to time be delegated to him by the Board or the President.

                                   ARTICLE VI
                                     NOTICES

Section 1. Whenever, under the provisions of the statutes or of the Articles of Agreement and Incorporation or of these By-Laws, notice is required to be given to any Director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at his address as it appears on the records of the Company, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to Directors may also be given by telegram.

Section 2. Whenever any notice whatever is required to be given under the provisions of the statutes or the Articles of Agreement and Incorporation or these By-Laws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at any meeting shall constitute a waiver of notice unless attendance is for the purpose of objecting to the transaction of business.

                                   ARTICLE VII
                                  VOTING RIGHTS

Section 1. Contract Owners of and Participants under variable annuity contracts funded in any Company separate account which is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 shall be granted rights to direct the Company as to the voting of any shares held in such account of any company registered under that Act as a management investment company ("fund") in the manner provided below:

A)    Group Contracts:

      (1) Each registered owner of a Group Contract shall be entitled to give directions with respect to that number of votes to be cast by the Company at meetings of the stockholders of the given fund as shall be determined by the following calculations:

          (a) for each Participant under the contract who is in the Accumulation Period, an amount equal to that portion of the current value of the Participant's Individual Account attributable to that fund, divided by the book value (net asset value) of one share of that fund; plus


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          (b) for each Annuitant under the contract, an amount equal to the valuation reserve (established pursuant to the insurance laws of Connecticut) applicable to that portion of the current value of the Annuitant's Individual Account under the contract attributable to that fund, divided by the book value (net asset value) of one share of that fund.

      (2) Unless otherwise provided under the terms of the plan under which a group contract has been issued, every Participant who has acquired a fully (100%) vested interest in the benefits provided for him under a Group Contract shall have the right to instruct the Contract Owner with respect to the number of votes attributable to his Individual Account. All votes for which the Contract Owner is entitled to give direction but for which no instructions have been received will be cast by the Company, at the direction of the Contract Owner, for or against each proposal to be voted upon in the same proportion as votes for which instructions have been received by the Contract Owner.

(B)   Individual Contracts

Each registered owner of an Individual Contract shall be entitled to give directions with respect to that number of votes to be cast by the Company at meetings of the stockholders of the given fund as shall be determined by the following calculations:

      (a) during the Accumulation Period, an amount equal to that portion of the current value of the contract attributable to the fund, divided by the book value (net asset value) of one share of that fund; and

      (b) during the Annuity Period, an amount equal to the valuation reserve (established pursuant to the insurance laws of Connecticut) applicable to that portion of the contract attributable to that fund, divided by the book value (net asset value) of one share of that fund.

(C) Votes attributable to Contract Owners who do not direct the Company will be cast by the company in the same proportion as votes for which directions have been received by the Company.

(D) In determining the number of votes hereunder, fractional votes will be recognized. Where the value of the contract relates to two or more funds, the calculation of votes will be performed separately for each fund.

Section 2. Each Contract Owner and Participant entitled to give directions or instructions to the Company in connection with any meeting of the stockholders of any fund will receive a notice of that meeting together with appropriate solicitation materials and a statement of the number of votes as to which he is entitled to give directions or instructions.

Section 3. For the purposes of determining (a) those Contract Owners and Participants entitled to notice of any meeting of the stockholders of any fund, and (b) the number of fund shares for


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which each such Contract Owner and Participant may direct or instruct votes therefor, the Board of Directors shall set a record date which date may be prior to, as of, or after the date of the Board meeting at which it is set but in no event earlier than 40 days prior to the date of the stockholders' meeting.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

Section 1. The Board of Directors, by resolution, shall declare any and all dividends to be paid by the Company and fix the record date therefor and the date on which such dividends are to be paid.

Section 2. The fiscal year of the Company shall begin on the first day of January and end on the thirty-first day of December of each year.

Section 3. The corporate seal shall contain the words "Aetna Life Insurance and Annuity Company" in a circle, and the words "Hartford, Conn." within the circle. The corporate seal shall be in the custody of the Secretary and shall be affixed by him or by his delegate to documents required to be executed under the seal of the Company, and shall be affixed to such other documents as the Board of Directors, or officers acting under its authorization, may from time to time determine necessary or desirable.


                                   ARTICLE IX
                                   AMENDMENTS

These By-Laws may be amended, added to, or repealed by the holders of a majority of the outstanding shares of stock entitled to vote at any annual or special meeting of stockholders, or by a majority of the whole Board of Directors as then constituted at any meeting of the Board, provided that notice of the proposal to amend, add to, or repeal the By-Laws is included in the notice of the meeting of stockholders or Directors at which such action takes place.


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